February 2, 2011	VIA EDGAR
United States Securities and
Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549-4631
Attention: Rufus Decker
Accounting Branch Chief

Re:	Aceto Corporation Response to Staff Comments on Form 10-K for the fiscal year ended June 30, 2010, Form 10-Q for the period ended September 30, 2010 and Form 8-K filed September 10, 2010
File No. 0-4217

Dear Mr. Decker:

Based upon my conversation with Lisa Etheredge, we will respond to your comment letter dated January 27, 2011 on or before February 25, 2011.

Please contact me at (516) 627-6000 if you have any questions. Thank you.

Sincerely,

/s/ Douglas Roth
Douglas Roth
Chief Financial Officer